UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 9, 2011
LEAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11311 (Commission File Number)	13-3386776 (IRS Employer Identification Number)

21557 Telegraph Road, Southfield, MI (Address of principal executive offices)		48033 (Zip Code)
(248) 447-1500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b), (c), (d) and (e)
On August 10, 2011, Lear Corporation (the “Company”) announced that the Board of Directors of the Company (the “Board”) has elected Matthew J. Simoncini as the new Chief Executive Officer and President of the Company, effective September 1, 2011. Mr. Simoncini has also been appointed as a director of the Company, effective September 1, 2011, for a term ending at the 2012 annual meeting of stockholders of the Company. Mr. Simoncini replaces Robert E. Rossiter, who will resign as Chief Executive Officer and President and a director of the Company on September 1, 2011. Mr. Rossiter will continue as an employee of the Company in a transition and advisory role until May 31, 2012. The Company will begin a search for Mr. Simoncini’s successor as Chief Financial Officer.
Mr. Simoncini, age 50, currently serves as the Company’s Senior Vice President and Chief Financial Officer, a position he has held since October 2007. Previously, he served in other positions at the Company, including as Senior Vice President, Finance and Chief Accounting Officer since August 2006, Vice President, Global Finance since February 2006, Vice President of Operational Finance since June 2004, Vice President of Finance — Europe since 2001 and prior to 2001, in various senior financial management positions for both the Company and UT Automotive.
In connection with the transition, on August 9, 2011, the Company and Mr. Simoncini entered into an Amended and Restated Employment Agreement (the “CEO Agreement”), effective September 1, 2011. Pursuant to the CEO Agreement, Mr. Simoncini will receive an initial annual base salary of $1,100,000. The CEO Agreement also contains terms substantially similar to those in Mr. Simoncini’s employment agreement prior to this amendment and restatement, including severance benefits equal to two-times his base salary and target annual incentive amount upon his termination under certain circumstances and restrictive covenants relating to non-competition, confidential information and non-solicitation of the Company’s employees and customers. However, the CEO Agreement no longer provides for change in control excise tax gross-up payments.
Mr. Simoncini will continue to be eligible for awards under the Company’s incentive plans and to participate in the Company’s other benefit plans and programs, in effect from time to time. The Board also approved initial target annual incentive compensation for Mr. Simoncini equal to 125% of his base salary and the grant on September 1, 2011 to Mr. Simoncini of a supplemental equity award with an aggregate grant date value of $1,349,000, 75% of which will be in the form of performance shares for the three-year performance period ending December 31, 2013 and 25% of which will be in the form of restricted stock units vesting on February 16, 2014 (together, the “Supplemental Award”). The Supplemental Award is otherwise subject to the standard restricted stock unit and performance share terms and conditions previously filed by the Company.
In addition, on August 9, 2011, the Company and Mr. Rossiter entered into an Amended and Restated Employment Agreement (the “Rossiter Agreement”), effective September 1, 2011. Under the Rossiter Agreement, Mr. Rossiter will serve as an employee of the Company in a transition and advisory role and continue to receive his base salary at its current rate through May 31, 2012, but shall not be entitled to any severance benefits. In addition, the Rossiter Agreement no longer provides for change in control excise tax gross-up payments. The Rossiter Agreement otherwise contains terms substantially similar to those of Mr. Rossiter’s employment agreement in effect prior to this amendment and restatement, including restrictive covenants relating to non-competition, confidential information and non-solicitation of the Company’s employees and customers. The term of the Rossiter Agreement expires on May 31, 2012. During the term of the Rossiter Agreement, Mr. Rossiter will continue to be eligible for awards under the Company’s incentive plans and will participate in the Company’s other benefit plans and programs, in effect from time to time.
A copy of the press release announcing Mr. Simoncini’s appointment as Chief Executive Officer and President and Mr. Rossiter’s retirement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 8 — Other Events

Item 8.01	Other Events
On August 10, 2011, the Company announced that the Board has declared a $0.125 per share quarterly cash dividend on the Company’s common stock. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.
Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits:

Exhibit Number	Exhibit Description
99.1	Press Release, dated August 10, 2011, announcing the appointment of a new Chief Executive Officer and President
99.2	Press Release, dated August 10, 2011, announcing a quarterly cash dividend

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lear Corporation
Date: August 10, 2011	By:	/s/ Terrence B. Larkin
		Name:	Terrence B. Larkin
		Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Press Release, dated August 10, 2011, announcing the appointment of a new Chief Executive Officer and President
99.2	Press Release, dated August 10, 2011, announcing a quarterly cash dividend